Exhibit 99

Cedar Fair, L.P. Press Release
For Immediate Release Contact: Brian C. Witherow May 4, 2004 (419) 627-2173

CEDAR FAIR, L.P. ANNOUNCES 2004 FIRST QUARTER RESULTS

SANDUSKY, OHIO, May 4, 2004 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates seven amusement parks and five water parks, today announced results for the first quarter of 2004.

Dick Kinzel, chairman, president and chief executive officer, explained that virtually all of Cedar Fair's revenues from its seasonal amusement parks, water parks, and other seasonal resort facilities are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott's Berry Farm is open year-round, but the park operates at its lowest level of attendance in the first quarter of the year. Cedar Fair's other first quarter revenues have historically been minimal.

Net revenues for the quarter ended March 28, 2004, increased to $23.2 million from $21.5 million in 2003. The current year increase was due primarily to higher early-season attendance at Knott's Berry Farm compared to last year's first quarter, which was negatively impacted by poor weather. Kinzel noted that operations at Knott's in the first quarter of 2004 were only impacted by six days of rain, compared to nine in 2003, including five days on which the park was forced to close early. First quarter operations do not include any results from Geauga Lake, which was acquired April 8, 2004.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Partnership's seasonal amusement and water parks, and daily operations at Knott's Berry Farm. Excluding depreciation and other non-cash charges, total operating costs and expenses for the period increased 3% to $42.5 million, due in large part to the timing of advertising programs at Knott's Berry Farm. After depreciation and a $1.3 million non-cash charge for unit options, operating costs and expenses totaled $47.3 million for the quarter, compared to $45.8 million in 2003.

In the 2004 first quarter, the Partnership recognized a non-cash credit of $863,000 for the change in fair value of two interest rate swap agreements during the period, compared with an expense of $185,000 in the same period a year ago. After this credit, and interest expense and provision for taxes, both of which were down slightly between years, the Partnership's net loss for the period was $29.9 million, or $0.59 per diluted limited partner unit, compared with a net loss of $31.5 million, or $0.62 per unit, a year ago.

Cedar Fair's seven amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Geauga Lake near Cleveland, Ohio; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

"With our 2004 summer season about to begin, we are confident that the $27 million in capital we have invested in our parks, along with continued momentum from last year's capital programs and the recent acquisition of Geauga Lake, will position the Partnership for another successful year," said Kinzel. "Reservations look good at Cedar Point's resort properties, including the newly expanded Lighthouse Point luxury camping complex, while the buzz surrounding the park's Top Thrill Dragster roller coaster continues to be tremendous even in its second year.

"While the first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new attractions and accommodation facilities thus far," he continued. "We are also very pleased with the initial reaction of guests to Geauga Lake during its grand opening this past weekend."

Commenting on the Partnership's long-term capital projects, Kinzel added, "Construction is progressing well on Cedar Point's new $22 million indoor water park, Castaway Bay, and Knott's Berry Farm's new $16 million inverted roller coaster, Silver Bullet. Both projects are on budget and are on schedule to open late in 2004."

The Partnership also announced the promotion of John Hildebrandt to vice president and general manager of Dorney Park starting in June 2004. Hildebrandt, who has been with Cedar Fair since 1974 and has served as vice president of marketing at Cedar Point since 1993, will be assuming the duties of John Albino, who is retiring effective June 4, 2004. Albino, a 29-year veteran of Cedar Fair, has been the vice president and general manager of Dorney Park since 1995 and has helped develop the park into one of the Partnership's most profitable properties over that time.

The Partnership will host a conference call with analysts at 10:00 a.m. Eastern Time on Wednesday, May 5, 2004, which will be web cast live in "listen only" mode via the Cedar Fair web site ("http://www.cedarfair.com/">www.cedarfair.com). It will be available for replay starting at approximately 12:00 p.m. ET, Wednesday, May 5, 2004, until 11:59 p.m. ET, Wednesday, May 19, 2004. In order to access the replay of the earnings call, please dial 877-519-4471 followed by the access code #4755003.

Financial Highlights
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit amounts)	3/28/04	3/30/03	3/28/04	3/30/03
Net revenues	$ 23,210	$ 21,499	$ 511,687	$ 500,414
Cash operating costs and expenses	42,515	41,363	335,421	330,803
Adjusted EBITDA (a)	(19,305)	(19,864)	176,266	169,611
Depreciation and amortization	3,443	3,218	44,918	41,600
Non-cash unit option expense	1,337	1,243	5,959	5,311
Operating income (loss)	(24,085)	(24,325)	125,389	122,700
Interest expense	5,792	5,937	23,925	25,107
Other (income) expense	(863)	185	(3,775)	6,341
Income (loss) before taxes	(29,014)	(30,447)	105,239	91,252
Provision for taxes	871	1,087	17,702	17,350
Net income (loss)	$ (29,885)	$ (31,534)	$ 87,537	$ 73,902
Weighted average units outstanding - diluted	50,679	50,575	51,569	51,242
Per limited partner unit:
Net income (loss) - diluted	$ (0.59)	$ (0.62)	$ 1.70	$ 1.44
Cash distributions declared	$ 0.45	$ 0.44	$ 1.77	$ 1.69
Balance Sheet Data:
Total assets	$ 840,657	$ 837,414
Total long-term debt	435,632	448,150
Total partners' equity	257,516	253,361

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and other non-cash items. Adjusted EBITDA is provided here as a meaningful supplemental measure of the Partnership's operating results, but is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.